FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Salem Street Trust

Fund	Fidelity Tax-Free Bond Fund
Trade Date	3/8/2017
Settle Date	3/14/2017
Security Name	CA ST 5% 8/1/22
CUSIP	13063C5Q9
Price	115.948
Transaction Value	$ 7,032,246.20
Class Size	830,515,000
% of Offering	0.73%
Underwriter Purchased From	Citigroup
Underwriting Members: (1)	Citigroup
Underwriting Members: (2)	Morgan Stanley
Underwriting Members: (3)	Siebert Cisneros Shank & Co., L.L.C.
Underwriting Members: (4)	U.S. Bancorp
Underwriting Members: (5)	Academy Securities, Inc.
Underwriting Members: (6)	Alamo Capital
Underwriting Members: (7)	Blaylock Beal Van, LLC
Underwriting Members: (8)	BNY Mellon Capital Markets, LLC
Underwriting Members: (9)	BofA Merrill Lynch
Underwriting Members: (10)	BOK Financial Securities, Inc.
Underwriting Members: (11)	Cabrera Capital Markets, LLC
Underwriting Members: (12)	Drexel Hamilton, LLC
Underwriting Members: (13)	Fidelity Capital Markets
Underwriting Members: (14)	FTN Financial Capital Markets
Underwriting Members: (15)	Goldman, Sachs & Co.
Underwriting Members: (16)	Hilltop Securities Inc.
Underwriting Members: (17)	Hutchinson, Shockey, Erley & Co.
Underwriting Members: (18)	J.P. Morgan
Underwriting Members: (19)	KeyBanc Capital Markets
Underwriting Members: (20)	Loop Capital Markets
Underwriting Members: (21)	Mesirow Financial, Inc.
Underwriting Members: (22)	Oppenheimer & Co.
Underwriting Members: (23)	Ramirez & Co., Inc.
Underwriting Members: (24)	Raymond James
Underwriting Members: (25)	RBC Capital Markets
Underwriting Members: (26)	RH Investment Corporation
Underwriting Members: (27)	Rice Financial Products Company
Underwriting Members: (28)	Stern Brothers & Co.
Underwriting Members: (29)	Stifel
Underwriting Members: (30)	William Blair